For Immediate Release	Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
(201) 444-7100

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – April 20, 2016 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.03 per share cash dividend. Common stockholders of record as of May 2, 2016 will be paid the dividend on May 16, 2016. This represents an increase over the recent quarterly dividends of $0.02 per share.

In announcing the dividend, Chairman Richard Culp stated, “We are pleased to continue to recognize our shareholders with this increased dividend. This dividend represents the seventy fourth consecutive quarterly dividend since the Corporation began paying quarterly dividends in 1998.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors wishes to thank the shareholders for their loyalty over the years by rewarding them with this increased dividend. The board remains dedicated to both the shareholders and giving back to the community through the bank’s unique tithing mission.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank (ASB) is proudly celebrating 30 years of serving the greater New Jersey market. ASB is a full-service community bank serving both individuals and businesses; and is known for tithing, or sharing, 10% of its pre-tax profits with Christian and local charities selected by the Board of Directors. To date, ASB’s total tithing donations total $8.6 million. ASB maintains 12 banking locations in NJ, including; Midland Park, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff, two offices in Hawthorne and two offices in Wayne. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.

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